5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   KRAHELSKI, MIKE
   27051 TOWNE CENTRE DR.


   FOOTHILL RANCH, CA  92610
2. Issuer Name and Ticker or Trading Symbol
   Onyx Acceptance Corporation (ONYX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   SENIOR VICE PRESIDENT,
   SECRETARY AND GENERAL COUNSEL
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Common Stock                                                                                     1,750          D  Direct
Common Stock                                                                                     2,779          I  by Managed
                                                                                                                   Account (1)

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Incentive Stock Option (right  $3.76           06/19/02       A         20,000                            (2)          06/19/12
to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
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Incentive Stock Option (right  06/19/02  Common Stock                   20,000                    20,000        D   Direct
to buy)

Explanation of Responses:

(1)
Between January 1, 2002 and December 31, 2002, the reporting person acquired 1,122 shares of Onyx Acceptance Corporation common stoc
k under the Onyx 401(k) plan.  The information in this report is based on a plan statement dated December 31, 2002.
(2)
Option becomes 25% exercisable one year from the grant date and the balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service.

SIGNATURE OF REPORTING PERSON
/S/ KRAHELSKI, MIKE
DATE 02/14/03